PRESS RELEASE

Contact: Matthew Sokol 203-573-2153

Chemtura Reports Second Quarter 2015 Financial Results

Second Quarter 2015 GAAP earnings from continuing operations of $0.26 per diluted share and managed basis earnings from continuing operations of $0.29 per diluted share
Core Segments deliver year-over-year improvement of $18 million in operating income on a GAAP basis and $7 million on a managed basis
Industrial Performance Products has record quarter for operating income
Sold 2 million shares of Platform Specialty Products common stock for net proceeds of $54 million
Repaid $42 million of Term Loan due 2016

PHILADELPHIA, PA – July 29, 2015 – Chemtura Corporation, (NYSE / Euronext Paris: CHMT) (the “Company,” “Chemtura,” “We,” “Us” or “Our”) today announced financial results for the second quarter ended June 30, 2015. The Company also filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. For the second quarter of 2015, Chemtura reported net sales of $464 million and net earnings from continuing operations on a GAAP basis of $18 million, or $0.26 per diluted share. Net earnings from continuing operations on a managed basis were $20 million, or $0.29 per diluted share.
Second Quarter 2015 Financial Results
The discussion below includes financial information on both a GAAP and non-GAAP managed basis. We present managed basis financial information as management uses this information internally to evaluate and direct the performance of our operations and believes that managed basis financial information provides useful information to investors. A reconciliation of GAAP and managed basis financial information is provided in the supplemental schedules included in this release.
The following is a summary of the quarter ended June 30, 2015 financial results from continuing operations on a GAAP and managed basis (2014 data includes Chemtura AgroSolutions):

(In millions, except per share data)	Quarters Ended - GAAP			Quarters Ended - Managed Basis
	June 30,	June 30,		June 30,	June 30,
	2015	2014	% change	2015	2014	% change
Net sales	$464	$609	(24%)	$454	$609	(25%)
Operating income	$44	$52	(15%)	$35	$64	(45%)
Earnings	$18	$43	(58%)	$20	$35	(43%)
Earnings - per diluted share	$0.26	$0.46	(43%)	$0.29	$0.37	(22%)
Adjusted EBITDA				$61	$91	(33%)

CEO Remarks
“We continue to improve our performance as we move through 2015,” said Craig Rogerson, Chemtura’s Chairman, President and Chief Executive Officer. “Despite somewhat tepid demand in many of our markets, we improved sequential and year-over-year earnings in our Core Segments, demonstrating the strength of our commercial organization and the benefit of our cost reduction initiatives. Adjusted EBITDA in our Core Segments was $60 million, up 13% compared to last year and 18% compared to the first quarter of 2015. Reductions in manufacturing costs helped offset headwinds caused by lower than anticipated sales volumes and the resulting effect on manufacturing cost absorption,” commented Mr. Rogerson. “During the quarter, we also took the opportunity to sell our shares in Platform Specialty Products, generating $54 million in cash. We used some of our excess cash to prepay $42 million of our Term Loan, further reducing interest expense and strengthening our balance sheet, but still ended the quarter with $309 million of cash-on-hand reflecting solid cash flows from operations in the quarter,” he added.
“Both of our Industrial segments performed well in the quarter,” said Mr. Rogerson. “Our Industrial Performance Products segment posted a record quarter for operating income. The segment was able to take advantage of lower raw material costs and solid manufacturing performance to drive earnings growth, despite lower revenues. Industrial Engineered Products improved significantly from the first quarter of this year and was flat with the second quarter of 2014, which was the best quarter for the segment last year. Sequential improvement was driven by lower raw material costs, improved bromine derivative pricing, increased sales of flame retardants for electronics and insulation and the seasonal up-tick in fumigant sales in the quarter."
Second Quarter Core Segment Overview
We use the term "Core Segments" to describe our Industrial Performance Products, Industrial Engineered Products and Corporate segments, but excludes our Agrochemical Manufacturing segment. Our Agrochemical Manufacturing segment contains the results of our on-going supply agreements with the purchaser of our Chemtura AgroSolutions business and the results of Chemtura AgroSolutions for periods prior to our sale of the business in November 2014.
(See tables that follow for a quantitative summary of components of change by segment between the second quarter of 2014, the first quarter of 2015 and the second quarter of 2015)
Industrial Performance Products ("IPP")
Our IPP segment reported lower net sales and higher operating income on both a GAAP and managed basis for the second quarter of 2015 compared with the second quarter of 2014 and the first quarter of 2015.
The decline in second quarter of 2015 net sales compared with the prior year is primarily the result of lower selling prices and reduced customer demand for certain petroleum additive products coupled with the timing of customer orders and unfavorable changes in product mix within our urethanes business. Our IPP segment also experienced unfavorable foreign currency translation due to the strengthening of the U.S. dollar compared to last year. Sequentially, revenue was down slightly despite higher volumes due to lower selling prices as a result of reductions in raw material costs we passed along where required by contractual or other arrangements.
Operating income on a GAAP and managed basis for the quarter improved despite lower volume and selling prices. The improvement both sequentially and year-over-year was due to lower raw material and manufacturing costs, which more than offset lower selling prices and lower volumes. We also experienced favorable foreign currency translation on an operating income basis as our global footprint allowed us to mitigate the effect of a strong dollar in certain jurisdictions. Our selling, general and administrative ("SG&A") costs and research and development ("R&D") costs (collectively, "SGA&R") were lower versus prior year, primarily as a result of implementing many of the cost savings initiatives that we announced in the fourth quarter of 2014. Sequential SGA&R costs increased slightly.
Industrial Engineered Products ("IEP")
Our IEP segment reported higher net sales and operating income on both a GAAP and managed basis compared with the first quarter of 2015. On a GAAP and managed basis compared to last year, net sales was slightly lower and operating income was flat.
Net sales decreased in the second quarter of 2015 compared to the prior year predominately due to unfavorable foreign currency translation and volume declines across many of our Great Lakes Solutions (“GLS”) products, especially sales of furniture foam flame retardants and elemental bromine, the latter being impacted by the lack of supply from our third-party vendor due to a strike. Sales volume of flame retardants into electronics applications and clear brine fluids used in drilling operations increased compared to the second quarter of 2014, which partially offset lower volume in other product lines. Better pricing in flame retardants used in electronic applications compared to a year ago also helped offset lower volumes.
Operating income in the second quarter of 2015 was flat versus a year ago as lower volume and unfavorable manufacturing cost absorption were almost entirely offset by lower raw material costs and increased selling prices, especially in flame retardants for electronics. SGA&R was flat compared to the second quarter of 2014 as cost reduction efforts were offset by expense for consultant fees related to commercial excellence initiatives during the quarter. Sequential net sales increased significantly compared to the first quarter of 2015, primarily driven by higher selling prices and sales volume improvements in flame retardant products for electronic applications, seasonal demand for fumigants, flame retardants for insulation, bromine derivatives used in fine chemicals and polymerization co-catalysts. Operating income also improved versus the first quarter of 2015, as better pricing of certain bromine products and higher volumes combined with lower raw material costs drove sequential improvement in profitability. These gains were partially offset by higher SGA&R costs in the second quarter of 2015 compared to the prior quarter, mainly driven by consultant expenses related to commercial excellence activities in the second quarter of 2015.
Corporate
Our Corporate segment expense decreased compared to the second quarter of 2014 as in 2014 we incurred on a GAAP basis $7 million in costs related to the sale of our Chemtura AgroSolutions business. This reduction was offset by an increase in the accrual for management incentives and changes in our reserves for environmental remediation. Sequentially, expense increased compared to the first quarter of 2015 due to $2 million of non-recurring gains recorded in the first quarter of 2015 and the higher management incentive accruals.

Agrochemical Manufacturing Segment
Net sales and operating income on a GAAP basis in our Agrochemical Manufacturing segment in the second quarter of 2015 were $37 million and $10 million, respectively. These results included $10 million in net sales and operating profit related to the non-cash amortization, net of accretion, of a below-market contract obligation that was recorded as part of the Chemtura AgroSolutions divestiture in 2014.
Income Taxes
Income tax expense on a GAAP basis was $16 million in the second quarter of 2015 compared with a benefit of $5 million in the second quarter of 2014 and expense of $11 million in the first quarter of 2015. Through the third quarter of 2014, we continued to provide a full valuation allowance on our U.S. deferred tax assets and accordingly did not record an income statement tax provision on our U.S. income (losses) reflecting the related U.S. tax expense (benefit) as a reduction (increase) in the valuation allowance in those periods. Therefore, income tax expense for the quarter and six months ended June 30, 2014 primarily represented income tax expense related to our foreign subsidiaries. Having released the valuation allowance on most of our U.S. deferred tax assets in the fourth quarter of 2014, income tax expense for the quarter and six month ended June 30, 2015 includes a full income tax provision on the income of both our foreign subsidiaries and our U.S. operations. In preparing our 2014 U.S. income tax return, we have concluded to claim certain U.S. income tax credits and deductions for 2014 and certain prior years in light of the change in our tax attributes in 2014. We have now included these items as well as certain other U.S. tax return to tax provision adjustments in computing our 2015 GAAP effective tax rate. We anticipate our GAAP effective tax rate for the calendar year of 2015 will remain at the 31% we indicated in our first quarter 2015 release but the range by which it may vary depending on any changes in the mix of income between U.S. and foreign jurisdictions or any additional discrete tax expenses or benefits is now 28% to 34%.
On a managed basis, in 2013, we used an effective tax rate of 31%. In 2014, we elected to retain this rate until we were in a position to evaluate the effects of the sale of the Chemtura AgroSolutions business on the rate. In the first quarter of 2015, we completed our evaluation and based upon the forecast for the full year, we estimated our baseline managed basis tax rate at 28%. This rate is subject to (i) fluctuations each quarter due to changes in our forecasted operating results of our continuing businesses, (ii) changes in the mix of income between U.S. and foreign jurisdictions, and discrete items that are recorded in the periods identified. As of the June 30, 2015, we revised our managed basis rate for the inclusion of credits, deductions and return to provision adjustments discussed above but excluded those that relate to the divestiture of Chemtura AgroSolutions. We have also considered known changes in the mix of income between U.S. and foreign jurisdictions. We now estimate that our managed basis tax rate for the full year will be 25%. Due to the reduction of the tax rate from that used for first quarter ended March 31, 2015, the resulting tax provisions for the second quarter of 2015 is lower than the full year rate. We anticipate that the managed basis effective tax rate for the full year of 2015 may range from 23% to 27%.

Cash income taxes paid (net of refunds) for the second quarter of 2015, the second quarter of 2014 and the first quarter of 2015 were $2 million, $6 million and $18 million, respectively. The first quarter of 2015 included the payment of cash taxes associated with the sale of our Chemtura AgroSolutions business.

Other Highlights

•
Net cash provided by operating activities for the second quarter of 2015 was $53 million as compared with net cash provided by operating activities of $18 million and $16 million for the second quarter of 2014 and first quarter of 2015, respectively.

•
During the second quarter of 2015, we sold the two million shares of Platform Specialty Products Corporation ("Platform") common stock for net proceeds of $54 million. Platform purchased our Chemtura AgroSolutions business in November 2014 and the two million shares of common stock formed a portion of the consideration, initially valued at approximately $51 million. The shares were accounted for as available for sale securities. As a result of holding the shares through May 2015 and selling them during the second quarter of 2015, we reported a net gain of $3 million, which is included in other (expense) income, net.

•
We did not purchase any shares during the second quarter under our share repurchase program and $48 million remained outstanding under our program authorization as of June 30, 2015. In the third quarter of 2015, we have repurchased approximately 0.3 million shares of common stock as of July 24, 2015.

•	There were no share repurchases of common stock under our share repurchase program during the second quarter of 2015 but have started the repurchase of shares in July 2015.

•
Capital expenditures for the second quarter of 2015, the second quarter of 2014 and the first quarter of 2015 were $19 million, $25 million and $13 million, respectively. The decrease from the second quarter of 2014 primarily related to lower spending on capital projects at our Nantong, China and Hyeongok (Daystar), South Korea facilities.

•
Our total debt was $517 million as of June 30, 2015 compared with $574 million as of December 31, 2014. The decrease was primarily due to a repayment of $42 million on our Term Loan and a $15 million repayment of our China Bank Facility.

•
Cash and cash equivalents were $309 million compared with $392 million as of December 31, 2014. The decrease was primarily the result of repurchases of shares of common stock under our share repurchase program and debt repayments, partially offset by net proceeds of $54 million from the sale of the Platform shares.

Outlook
“Our task in the second half of 2015 is to sustain the performance improvements we have made in the first half of the year, delivering our targets for the full year we described at our Investor Day in February,” said Mr. Rogerson. “Our cost-out initiatives to achieve $50 million of the full annual $62 million run-rate in total cost reductions in 2015 are now fully implemented. The benefit of higher selling prices for bromine and certain bromine derivative products together with the benefit of lower raw material costs gives us the ability to offset continuing lackluster sales volume and the probable weakening in demand for clear brine fluids as lower oil prices result in a decline in investment in off-shore exploration. The strike at our third-party bromine supplier ended in early June, but as they have publicly stated, their production ramp up will be gradual and it will be several months before our supplies return to pre-strike levels,” Mr. Rogerson concluded. “We remain confident that we are on track to achieve our targets in 2015. We also continue to work diligently on defining the next steps in value-creation for our shareholders,” said Mr. Rogerson.

Second Quarter Earnings Q&A Teleconference
Copies of this release will be available on the Investor Relations section of our website at www.chemtura.com. We will host a teleconference to review these results at 9:00 a.m. (EDT) on Thursday, July 30, 2015. Interested parties are asked to dial in approximately 10 minutes prior to the start time. The call-in number for U.S. based participants is (877) 633-3602 and for all other participants is (404) 665-9523. The conference ID code is 14708354.

Replay of the call will be available for thirty days, starting at 12 p.m. (EDT) on Thursday, July 30, 2015. To access the replay, call toll-free (855) 859-2056, (800) 585-8367, or (404) 537-3406, and enter access code 14708354. An audio webcast of the call can be accessed via the link below during the time of the call:
http://edge.media-server.com/m/p/2vdvcayu
Chemtura Corporation, with 2014 net sales of $2.2 billion, is a global manufacturer and marketer of specialty chemicals. Additional information concerning us is available at www.chemtura.com.
Managed Basis Financial Measures
The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). We believe that such managed basis financial measures provide useful information to investors and may assist them in evaluating our underlying performance and identifying operating trends. In addition, management uses these managed basis financial measures internally to allocate resources and evaluate the performance of our operations.
Our managed basis financial measures consist of adjusted results of operations that exclude certain expenses, gains and losses that may not be indicative of our core operations. Excluded items include costs associated with facility closures, severance and related costs; gains and losses on the sale of businesses and assets; increased depreciation due to the change in useful life of assets under restructuring programs; unusual and non-recurring settlements; accelerated recognition of asset retirement obligations: impairment charges; changes in our pension plans as a result of dispositions, merger or significant plan amendments; the release of cumulative translation adjustments upon the complete or substantial liquidation of any majority-owned entity; the recognition of the fair value, net of accretion, of any significant below-market contractual obligations and the costs associated with the sale of our Chemtura AgroSolutions business in prior periods that was not included in the gain on sale of business. They also include the computation of Adjusted EBITDA. In addition to the managed basis financial measures discussed above, we have applied a managed basis effective income tax rate to our managed basis income before taxes. Reconciliations of these managed basis financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables.
While we believe that such measures are useful in evaluating our performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these managed basis financial measures may differ from similarly titled managed basis financial measures used by other companies and may not provide a comparable view of our performance relative to other companies in similar industries.
Forward-Looking Statements
This earnings press release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including our actions that will drive earnings growth, demand for our products and expectations for growth are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions and other factors, some of which are beyond our control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and from those expressed in forward-looking statements. Important factors that could cause our results to differ materially from those expressed in forward-looking statements include, but are not limited to, economic, business, competitive, political, regulatory, legal and governmental conditions in the countries and regions in which we operate. These factors are discussed more fully in the reports we file with the Securities and Exchange Commission, particularly our latest annual report on Form 10-K. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

CHEMTURA CORPORATION
Index of Financial Statements and Schedules

Page

GAAP and Managed Basis Condensed Consolidated Statements of Operations (Unaudited) -
Quarters ended June 30, 2015, March 31, 2015 and June 30, 2014	7

GAAP and Managed Basis Segment Net Sales, Operating Income and Adjusted EBITDA (Unaudited) -
Quarters ended June 30, 2015, March 31, 2015 and June 30, 2014	8

Condensed Consolidated Balance Sheets - June 30, 2015 (Unaudited) and December 31, 2014	9

Condensed Consolidated Statements of Cash Flows and Supplemental Data (Unaudited) -
Quarters ended June 30, 2015, March 31, 2015 and June 30, 2014	10

Major Factors Affecting Managed Basis Net Sales and Operating Results (Unaudited) -
Quarter ended June 30, 2015 versus June 30, 2014 and March 31, 2015	11

GAAP and Managed Basis Condensed Consolidated Statements of Operations (Unaudited) -
Quarters ended June 30, 2015, March 31, 2015 and June 30, 2014	12

GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited) -
Quarters ended June 30, 2015, March 31, 2015 and June 30, 2014	13

CHEMTURA CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	GAAP - Quarters Ended			Managed Basis - Quarters Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	March 31, 2015	June 30, 2014
			(a)			(a)
Net sales	$464	$438	$609	$454	$429	$609
Cost of goods sold	350	340	451	350	340	451
Gross profit	114	98	158	104	89	158
Gross profit %	25%	22%	26%	23%	21%	26%

Selling, general and administrative	41	36	67	41	36	60
Depreciation and amortization	24	24	25	23	23	24
Research and development	6	5	10	6	5	10
Facility closures, severance and related costs	—	1	4	—	—	—
Loss on sale of business	—	3	—	—	—	—
Equity income	(1)	—	—	(1)	—	—
Operating income	44	29	52	35	25	64
Interest expense	(8)	(8)	(11)	(8)	(8)	(11)
Other (expense) income, net	(2)	11	(3)	(2)	11	(2)
Earnings from continuing operations before income taxes	34	32	38	25	28	51
Income tax (expense) benefit	(16)	(11)	5	(5)	(8)	(16)
Earnings from continuing operations	$18	$21	$43	$20	$20	$35

Per share information:
Earnings from continuing operations - Basic	$0.27	$0.31	$0.46	$0.30	$0.29	$0.38
Earnings from continuing operations - Diluted	$0.26	$0.30	$0.46	$0.29	$0.29	$0.37

Weighted average shares outstanding - Basic	67.6	68.8	93.2	67.6	68.8	93.2
Weighted average shares outstanding - Diluted	68.5	69.8	94.4	68.5	69.8	94.4

Comparison versus March 31, 2015:
% change in net sales	6%			6%
% change in operating income	52%			40%

Comparison versus June 30, 2014:
% change in net sales	(24)%			(25)%
% change in operating income	(15)%			(45)%

(a) - The Chemtura AgroSolutions business was sold in November 2014. Subsequent to that date, the activity in this segment reflects on-going supply agreements with Platform Specialty Products, and therefore, the results in the prior periods are not comparable to the current period.

CHEMTURA CORPORATION
Segment Net Sales, Operating Income and Adjusted EBITDA (Unaudited)
(In millions)

	GAAP - Quarters Ended			Managed Basis - Quarters Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	March 31, 2015	June 30, 2014
NET SALES
Petroleum additives	$158	$159	$183	$158	$159	$183
Urethanes	72	73	76	72	73	76
Industrial Performance Products	230	232	259	230	232	259
Bromine based & related products	158	139	168	158	139	168
Organometallics	39	36	42	39	36	42
Industrial Engineered Products	197	175	210	197	175	210
Agrochemical Manufacturing (a)	37	31	140	27	22	140
Total net sales	$464	$438	$609	$454	$429	$609
OPERATING INCOME
Industrial Performance Products	$38	$36	$26	$38	$36	$27
Industrial Engineered Products	15	2	16	16	3	16
Agrochemical Manufacturing (a)	10	8	36	—	(1)	36
Segment operating income	63	46	78	54	38	79
General corporate expense, including amortization	(19)	(13)	(22)	(19)	(13)	(15)
Facility closures, severance and related costs	—	(1)	(4)	—	—	—
Loss on sale of business	—	(3)	—	—	—	—
Total operating income	$44	$29	$52	$35	$25	$64

Adjusted EBITDA by Segment:
Industrial Performance Products				$46	$43	$35
Industrial Engineered Products				28	14	28
General corporate expense				(14)	(6)	(10)
Core segments Adjusted EBITDA				60	51	53
Agrochemical Manufacturing (a)				1	—	38
Adjusted EBITDA				$61	$51	$91

(a) - The Chemtura AgroSolutions business was sold in November 2014. Subsequent to that date, the activity in this segment reflects on-going supply agreements with Platform Specialty Products, and therefore, the results in the prior periods are not comparable to the current period.

CHEMTURA CORPORATION
Condensed Consolidated Balance Sheets
(In millions)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$309	$392
Accounts receivable, net	264	251
Inventories, net	311	329
Other current assets	158	238
Assets held for sale	—	6
Total current assets	1,042	1,216
NON-CURRENT ASSETS
Property, plant and equipment, net	677	704
Goodwill	170	172
Intangible assets, net	93	99
Deferred tax asset - non-current	304	313
Other assets	163	163
Total Assets	$2,449	$2,667

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term borrowings	$3	$18
Accounts payable	147	146
Accrued expenses	162	170
Below market contract obligation - current	38	38
Income taxes payable	21	24
Liabilities held for sale	—	9
Total current liabilities	371	405
NON-CURRENT LIABILITIES
Long-term debt	514	556
Pension and post-retirement health care liabilities	297	318
Below market contract obligation - non-current	165	185
Deferred tax liability - non-current	17	25
Other liabilities	110	124
Total liabilities	1,474	1,613

TOTAL EQUITY	975	1,054
Total Liabilities and Equity	$2,449	$2,667

CHEMTURA CORPORATION
Condensed Consolidated Statements of Cash Flows and Supplemental Data (Unaudited)
(In millions)

	Quarters Ended
Increase (decrease) to cash	June 30, 2015	March 31, 2015	June 30, 2014
		(a)	(a)
Condensed Consolidated Statements of Cash Flows (Unaudited)
Net cash provided by (used in) operating activities	$53	$16	$18
Net cash (used in) provided by investing activities	40	(15)	(17)
Net cash used in financing activities	(32)	(136)	(130)
Effect of exchange rates on cash and cash equivalents	3	(12)	1
Change in cash and cash equivalents	64	(147)	(128)
Cash and cash equivalents at beginning of period	245	392	363
Cash and cash equivalents at end of period	$309	$245	$235

Supplemental cash flow data:
Changes in accounts receivable	$(2)	$(23)	$(30)
Changes in inventory	$7	$1	$(4)
Changes in accounts payable	$(7)	$11	$(22)
Changes in pension and post-retirement health care liabilities	$(3)	$(4)	$(5)

Net proceeds from divestments	$5	$(2)	$8
Sale of Platform shares	$54
Capital expenditures	$(19)	$(13)	$(25)
Common shares acquired	$—	$(122)	$(135)
Income tax payments - net of refunds	$(2)	$(18)	$(6)
Interest payments	$(2)	$(14)	$(3)

	As of
Capitalization data:	June 30, 2015
Total debt	$517
Cash and cash equivalents	$309
Net Debt (Total debt less Cash and cash equivalents)	$208

Share Repurchase Program:	Shares purchased	Cost of shares	Remaining Authorization
October 2014 authorization			$500
4Q 2014 Share Purchases	13.7	$330	$170
Six months ended June 30, 2015 Share Purchases	5.1	$122	$48

(a) - Includes activity related to the Chemtura AgroSolutions business that was sold in November 2014.

CHEMTURA CORPORATION
Major Factors Affecting Managed Basis Net Sales and Operating Results (Unaudited)
(In millions)

Net Sales - Managed Basis (a)	Industrial Performance Products	Industrial Engineered Products	Subtotal Core Segments	Agrochemical Manufacturing	Total
Quarter Ended June 30, 2014	$259	$210	$469	$140	$609
Changes in selling prices	(8)	2	(6)	—	(6)
Unit volume and mix	(16)	(10)	(26)	—	(26)
Foreign currency	(5)	(5)	(10)	—	(10)
Divestiture	—	—	—	(113)	(113)
Quarter Ended June 30, 2015	$230	$197	$427	$27	$454

Quarter Ended March 31, 2015	$232	$175	$407	$22	$429
Changes in selling prices	(7)	1	(6)	—	(6)
Unit volume and mix	5	21	26	5	31
Foreign currency	—	—	—	—	—
Divestiture	—	—	—	—	—
Quarter Ended June 30, 2015	$230	$197	$427	$27	$454

Operating Income - Managed Basis (a) (b)	Industrial Performance Products	Industrial Engineered Products	General corporate expense	Subtotal Core Segments	Agrochemical Manufacturing	Total
Quarter Ended June 30, 2014	$27	$16	$(15)	$28	$36	$64
Price over raw materials	8	8	—	16	—	16
Unit volume and mix	(7)	(3)	—	(10)	—	(10)
Foreign currency	2	—	—	2	—	2
Divestitures	—	—	—	—	(37)	(37)
Manufacturing cost and absorption	6	(6)	—	—	—	—
Distribution cost	(2)	2	—	—	—	—
Depreciation and amortization expense	—	—	—	—	1	1
SGA&R	3	—	(2)	1	—	1
Other	1	(1)	(2)	(2)	—	(2)
Quarter Ended June 30, 2015	$38	$16	$(19)	$35	$—	$35

Quarter Ended March 31, 2015	$36	$3	$(13)	$26	$(1)	$25
Price over raw materials	3	7	—	10	—	10
Unit volume and mix	(1)	9	—	8	—	8
Foreign currency	—	(1)	—	(1)	—	(1)
Divestitures	—	—	—	—	—	—
Manufacturing cost	1	1	—	2	—	2
Distribution cost	(1)	(2)	—	(3)	—	(3)
SGA&R	(1)	(2)	(5)	(8)	—	(8)
Other	1	1	(1)	1	1	2
Quarter Ended June 30, 2015	$38	$16	$(19)	$35	$—	$35

(a) - See tables that follow for a reconciliation of Net Sales and Operating Income to GAAP.
(b) - See tables that follow for a reconciliation to Adjusted EBITDA. Adjusted EBITDA excludes depreciation and amortization expense and share-based compensation expense from Operating Income on a Managed Basis.

CHEMTURA CORPORATION
GAAP and Managed Basis Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Quarter Ended June 30, 2015			Quarter ended March 31, 2015			Quarter Ended June 30, 2014
	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis
Net sales	$464	$(10)	$454	$438	$(9)	$429	$609	$—	$609
Cost of goods sold	350	—	350	340	—	340	451	—	451
Gross profit	114	(10)	104	98	(9)	89	158	—	158
Gross profit %	25%		23%	22%		21%	26%		26%
Selling, general and administrative	41	—	41	36	—	36	67	(7)	60
Depreciation and amortization	24	(1)	23	24	(1)	23	25	(1)	24
Research and development	6	—	6	5	—	5	10	—	10
Facility closures, severance and related costs	—	—	—	1	(1)	—	4	(4)	—
Loss on sale of business	—	—	—	3	(3)	—	—	—	—
Equity income	(1)	—	(1)	—	—	—	—	—	—
Operating income	44	(9)	35	29	(4)	25	52	12	64
Interest expense	(8)	—	(8)	(8)	—	(8)	(11)	—	(11)
Other (expense) income, net	(2)	—	(2)	11	—	11	(3)	1	(2)
Earnings from continuing operations before income taxes	34	(9)	25	32	(4)	28	38	13	51
Income tax (expense) benefit	(16)	11	(5)	(11)	3	(8)	5	(21)	(16)
Earnings from continuing operations	$18	$2	$20	$21	$(1)	$20	$43	$(8)	$35

Per share information:
Earnings from continuing operations - Basic	$0.27		$0.30	$0.31		$0.29	$0.46		$0.38
Earnings from continuing operations - Diluted	$0.26		$0.29	$0.30		$0.29	$0.46		$0.37

Weighted average shares outstanding - Basic	67.6		67.6	68.8		68.8	93.2		93.2
Weighted average shares outstanding - Diluted	68.5		68.5	69.8		69.8	94.4		94.4

Managed Basis Adjustments consist of the following:
Below market contract obligation		$(10)			$(9)			$—
Costs associated with the sale of Chemtura AgroSolutions		—			—			7
Other non-recurring charges		1			1			2
Facility closures, severance and related costs		—			1			4
Loss on sale of business		—			3			—
Pre-tax		(9)			(4)			13
Adjustment to apply a Managed Basis effective tax rate		11			3			(21)
After-tax		$2			$(1)			$(8)

Adjusted EBITDA consists of the following:
Operating income - GAAP			$44			$29			$52
Below market contract obligation			(10)			(9)			—
Costs associated with the sale of Chemtura AgroSolutions			—			—			7
Other non-recurring charges			1			1			1
Facility closures, severance and related costs			—			1			4
Loss on sale of business			—			3			—
Operating income - Managed Basis			35			25			64
Depreciation and amortization - Managed Basis			23			23			24
Non-cash share-based compensation expense			3			3			3
Adjusted EBITDA			$61			$51			$91

CHEMTURA CORPORATION
GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited)
(In millions of dollars)

	Quarter Ended June 30, 2015			Quarter ended March 31, 2015			Quarter Ended June 30, 2014
	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis
NET SALES
Industrial Performance Products	$230	$—	$230	$232	$—	$232	$259	$—	$259
Industrial Engineered Products	197	—	197	175	—	175	210	—	210
Agrochemical Manufacturing	37	(10)	27	31	(9)	22	140	—	140
Total net sales	$464	$(10)	$454	$438	$(9)	$429	$609	$—	$609
OPERATING INCOME
Industrial Performance Products	$38	$—	$38	$36	$—	$36	$26	$1	$27
Industrial Engineered Products	15	1	16	2	1	3	16	—	16
Agrochemical Manufacturing	10	(10)	—	8	(9)	(1)	36	—	36
Segment operating income	63	(9)	54	46	(8)	38	78	1	79
General corporate expense, including amortization	(19)	—	(19)	(13)	—	(13)	(22)	7	(15)
Facility closures, severance and related costs	—	—	—	(1)	1	—	(4)	4	—
Loss on sale of business	—	—	—	(3)	3	—	—	—	—
Total operating income	$44	$(9)	$35	$29	$(4)	$25	$52	$12	$64

Managed Basis Adjustments consist of the following:
Below market contract obligation		$(10)			$(9)			$—
Costs associated with the sale of Chemtura AgroSolutions		—			—			7
Other non-recurring charges		1			1			1
Facility closures, severance and related costs		—			1			4
Loss on sale of business		—			3			—
		$(9)			$(4)			$12

DEPRECIATION AND AMORTIZATION
Industrial Performance Products	$7	$—	$7	$7	$—	$7	$8	$(1)	$7
Industrial Engineered Products	12	(1)	11	12	(1)	11	11	—	11
Agrochemical Manufacturing	1	—	1	1	—	1	2	—	2
General corporate expense	4	—	4	4	—	4	4	—	4
Total depreciation and amortization	$24	$(1)	$23	$24	$(1)	$23	$25	$(1)	$24

NON-CASH SHARE-BASED COMPENSATION EXPENSE
Industrial Performance Products			$1			$—			$1
Industrial Engineered Products			1			—			1
Agrochemical Manufacturing			—			—			—
General corporate expense			1			3			1
Total non-cash share-based compensation expense			$3			$3			$3

Adjusted EBITDA by Segment:
Industrial Performance Products			$46			$43			$35
Industrial Engineered Products			28			14			28
Agrochemical Manufacturing			1			—			38
General corporate expense			(14)			(6)			(10)
Adjusted EBITDA			$61			$51			$91